S&P GLOBAL REPORTS
FIRST QUARTER RESULTS

Revenue Increased 8%, Reflects 2016 Divestitures and Acquisitions

Organic Revenue Increased 18%

Diluted EPS Increased 39% to $1.53

Adjusted Diluted EPS Increased 35% to $1.62

Operating Profit Margin Increased 640 Basis Points to 45%

Adjusted Operating Profit Margin Increased 630 Basis Points to 47%

New York, NY, April 25, 2017 – S&P Global (NYSE: SPGI) today reported first quarter 2017 results with revenue of $1,453 million, an increase of 8% compared to the same period last year. On an organic basis, first quarter revenue increased 18% led by 29% growth in Ratings.

Net income increased 35% to $399 million and diluted earnings per share grew 39% to $1.53. Adjusted net income increased 32% to $422 million and adjusted diluted earnings per share increased 35% to $1.62. The adjustments in the first quarter of 2017 were primarily for deal-related amortization and recent acquisitions and divestitures.

"While S&P Dow Jones Indices, Market Intelligence, and Platts all delivered strong organic revenue growth, the performance by Ratings was outstanding. Issuers turned to S&P Global Ratings to provide ratings on a surge of new high-yield bonds and leveraged loans as they poured into the market to take advantage of tight interest rate spreads,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Strong organic revenue growth across the Company coupled with expense control and share repurchases resulted in exceptional earnings per share growth, ushering in a great start to 2017."

Margin Improvement: The Company's operating profit margin improved by 640 basis points to 45% and the adjusted operating profit margin improved by 630 basis points to 47%. This improvement was due to the sale of lower margin businesses, strong organic revenue growth, and productivity initiatives.

Return of Capital: During the first quarter, the Company returned $307 million to shareholders through a combination of $106 million in dividends and $201 million in share repurchases for 1.5 million shares. The Company has authorization from the Board of Directors to repurchase up to an additional 24.2 million shares.

Ratings: Revenue increased 29% to $714 million in the first quarter. Transaction revenue increased 65% to $373 million largely as a result of a substantial increase in high-yield bond and bank loan ratings as well as improved contract terms. Non-transaction revenue increased 4% to $341 million due to higher surveillance fees, entity fees, intersegment royalties from Market Intelligence, and CRISIL.

U.S. revenue increased 27% and international revenue, led by EMEA, increased 33%. International revenue represented 41% of first quarter revenue. A 51% increase in Corporate bond revenue led the segment and almost every major ratings sector delivered revenue growth.

Operating profit increased 43% to $376 million and the operating profit margin improved 530 basis points to 53%. Adjusted operating profit increased 50% to $379 million with an adjusted operating profit margin that improved 750 basis points to 53%, driven by increased revenue.

Market and Commodities Intelligence: Revenue decreased 10% to $593 million in the first quarter of 2017 due to the divestitures of J.D. Power, the SPSE/CMA pricing businesses, and Equity and Fund Research in the fall of 2016 and QuantHouse earlier this year. Excluding revenue from these divestitures and the recent acquisitions of PIRA and RigData, organic revenue grew 7%. Quarterly operating profit increased 2% to $186 million and the operating profit margin improved 370 basis points to 31%. Adjusted operating profit decreased 3% to $223 million as the segment lost the earnings from the divested businesses. Adjusted operating profit margin increased 270 basis points to 38% primarily due to divestments of lower margin businesses, strong organic revenue growth, and SNL integration synergies.

Market Intelligence revenue decreased 1% to $402 million due to divestitures. Excluding these divestitures, organic revenue increased 9% with gains in Desktop, Risk Services, and Enterprise Solutions.

Platts revenue increased 10% to $191 million aided by the acquisitions of PIRA and RigData. Excluding these acquisitions, Platts revenue grew 4% due to modest growth in both subscriptions and Global Trading Services.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 14% to $171 million in the first quarter of 2017 compared to the same period last year primarily due to growth in asset-linked fees. S&P Dow Jones Indices is at the forefront of the trend from active to passive investing. This trend was evident in the first quarter of 2017 which, versus the first quarter of 2016, recorded a 39% increase in average ETF AUM associated with the Company's indices driving a 26% increase in asset-linked fees. Quarter ending ETF AUM associated with our indices reached a new record of $1,116 billion, surpassing the $828 billion on March 31, 2016 and the prior quarter ending record of $1,023 billion set on December 31, 2016.

Operating profit increased 14% to $115 million and the operating profit margin increased 30 basis points to 67%. Adjusted operating profit increased 14% to $116 million and the adjusted operating profit margin increased 20 basis points to 68%. Operating profit attributable to the Company increased 14% to $85 million. Adjusted operating profit attributable to the Company increased 13% to $86 million.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense decreased 13% to $29 million.

Provision for Income Taxes: The Company's effective tax rates in the first quarter of 2017 and 2016 were 29.5% and 31.5%, respectively. The Company's adjusted effective tax rate decreased to 30.3% in the first quarter of 2017 compared to 31.7% in the prior period due primarily to the discrete tax benefit from stock option exercises through March.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the first quarter were $2.4 billion, of which approximately $1.8 billion was held outside the United States. In the first three months of 2017, cash provided by operating activities was $353 million. Free cash flow was $306 million, an increase of $170 million from the same period in 2016 due to increased net income and reduced litigation settlement payments. Free cash flow, excluding the after-tax payments associated with legal settlements, was $307 million.

Outlook: The Company is increasing its reported revenue guidance from flat growth to low single-digit growth. Excluding the impact of recent divestitures and acquisitions, organic revenue has increased from mid single-digit growth to mid-to-high single-digit growth. On a GAAP basis, diluted EPS was expected to be $5.65 to $5.90 and is increased to $5.72 to $5.92. Adjusted diluted EPS was expected to be $5.90 to $6.15 and has been increased to $6.00 to $6.20.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, adjusted unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 7 and 8. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows our investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2017 earnings results on a conference call scheduled for today, April 25, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at https://www.snl.com/IRW/CustomPage/4023623/Index?KeyGenPage=1073751596&event=1073749051. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 25, 2017. U.S. participants may call (888) 485-0041; international participants may call +1 (203) 369-1613 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪	worldwide economic, financial, political and regulatory conditions, including economic conditions and regulatory changes that may result from the United Kingdom’s likely exit from the European Union;

▪
the rapidly evolving regulatory environment, in the United States and abroad, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

▪	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

▪	consolidation in the Company’s end-customer markets;

▪	the impact of cost-cutting pressures across the financial services industry;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

▪	our ability to incentivize and retain key employees;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪	changes in applicable tax or accounting requirements;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations

(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2017 and 2016
(dollars in millions, except per share data)

(unaudited)	2017	2016	% Change

Revenue	$1,453	$1,341	8%
Expenses	805	829	(3)%
Operating profit	648	512	27%
Interest expense, net	37	40	(8)%
Income before taxes on income	611	472	29%
Provision for taxes on income	181	149	21%
Net income	430	323	33%
Less: net income attributable to noncontrolling interests	(31)	(29)	10%
Net income attributable to S&P Global Inc.	$399	$294	35%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.54	$1.11	39%
Diluted	$1.53	$1.10	39%

Weighted-average number of common shares outstanding:
Basic	258.2	265.0
Diluted	260.8	267.2

Actual shares outstanding at period end	257.8	264.5

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
March 31, 2017 and December 31, 2016
(dollars in millions)

(unaudited)	March 31,	December 31,
	2017	2016

Assets:
Cash and cash equivalents	$2,411	$2,392
Other current assets	1,252	1,279
Total current assets	3,663	3,671
Property and equipment, net	265	271
Goodwill and other intangible assets, net	4,434	4,455
Other non-current assets	292	272
Total assets	$8,654	$8,669

Liabilities and Equity:
Unearned revenue	$1,510	$1,509
Other current liabilities	959	1,102
Long-term debt	3,565	3,564
Pension, other postretirement benefits and other non-current liabilities	696	713
Total liabilities	6,730	6,888
Redeemable noncontrolling interest	1,080	1,080
Total equity	844	701
Total liabilities and equity	$8,654	$8,669

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2017 and 2016
(dollars in millions)

(unaudited)	2017	2016

Operating Activities:
Net income	$430	$323
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	19	18
Amortization of intangibles	24	24
Stock-based compensation	19	14
Other	18	33
Accrued legal settlements	(1)	(108)
Net changes in other operating assets and liabilities	(156)	(119)
Cash provided by operating activities	353	185

Investing Activities:
Capital expenditures	(23)	(16)
Acquisitions, net of cash acquired	(1)	(7)
Proceeds from dispositions	2	—
Changes in short-term investments	—	(1)
Cash used for investing activities	(22)	(24)

Financing Activities:
Additions to short-term debt, net	—	329
Dividends paid to shareholders	(106)	(96)
Dividends and other payments paid to noncontrolling interests	(24)	(33)
Repurchase of treasury shares	(201)	(226)
Exercise of stock options and employee withholding tax on share-based payments	(15)	(15)
Cash used for financing activities	(346)	(41)
Effect of exchange rate changes on cash	34	(1)
Net change in cash and cash equivalents	19	119
Cash and cash equivalents at beginning of period	2,392	1,481
Cash and cash equivalents at end of period	$2,411	$1,600

Exhibit 4

S&P Global
Operating Results
Three months ended March 31, 2017 and 2016
(dollars in millions)

(unaudited)	Revenue

	2017	2016	% Change

Ratings	$714	$552	29%
Market and Commodities Intelligence	593	661	(10)%
S&P Dow Jones Indices	171	151	14%
Intersegment Elimination	(25)	(23)	(7)%
Total revenue	$1,453	$1,341	8%

	Expenses

	2017	2016	% Change

Ratings (a)	$338	$290	16%
Market and Commodities Intelligence (b)	407	478	(15)%
S&P Dow Jones Indices (c)	56	50	12%
Intersegment Elimination	(25)	(23)	(7)%
Total expenses	$776	$795	(2)%

	Operating Profit

	2017	2016	% Change

Ratings (a)	$376	$262	43%
Market and Commodities Intelligence (b)	186	183	2%
S&P Dow Jones Indices (c)	115	101	14%
Total operating segments	677	546	24%
Unallocated expense	(29)	(34)	(13)%
Total operating profit	$648	$512	27%

(a)
2017 includes legal settlement expenses of $2 million. 2016 includes a benefit related to net legal settlement insurance recoveries of $12 million. 2017 and 2016 also include amortization of intangibles from acquisitions of $1 million.

(b)
2017 includes non-cash acquisition and disposition-related adjustments of $15 million. 2016 includes a technology-related impairment charge of $24 million and disposition-related costs of $3 million. 2017 and 2016 also include amortization of intangibles from acquisitions of $22 million.

(c)	2017 and 2016 include amortization of intangibles from acquisitions of $1 million.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2017 and 2016
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		2017	2016	% Change

Ratings	Operating Profit	$376	$262	43%
	Non-GAAP Adjustments (a)	2	(12)
	Deal-Related Amortization	1	1
	Adjusted Operating Profit	$379	$252	50%

Market and Commodities Intelligence	Operating Profit	$186	$183	2%
	Non-GAAP Adjustments (b)	15	27
	Deal-Related Amortization	22	22
	Adjusted Operating Profit	$223	$230	(3)%

S&P Dow Jones Indices	Operating Profit	$115	$101	14%
	Deal-Related Amortization	1	1
	Adjusted Operating Profit	$116	$102	14%

Total Segments	Operating Profit	$677	$546	24%
	Non-GAAP Adjustments (a) (b)	17	15
	Deal-Related Amortization	24	24
	Adjusted Segment Operating Profit	$718	$584	23%

Total SPGI	Operating Profit	$648	$512	27%
	Non-GAAP Adjustments (a) (b)	17	15
	Deal-Related Amortization	24	24
	Adjusted Operating Profit	$689	$550	25%

Adjusted Provision for Income Taxes

(unaudited)	2017	2016	% Change

Provision for Income Taxes	$181	$149	21%
Non-GAAP Adjustments (a) (b)	9	5
Deal-Related Amortization	9	8
Adjusted Provision for Income Taxes	$199	$161	22%

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2017		2016		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

As Reported	$399	$1.53	$294	$1.10	35%	39%
Non-GAAP Adjustments (a) (b)	8	0.03	10	0.04
Deal-Related Amortization	15	0.06	16	0.06
Adjusted	$422	$1.62	$320	$1.20	32%	35%

Exhibit 5

Note - Totals presented may not sum due to rounding
Note - Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 53%, 38% and 68% for the three months ended March 31, 2017. Adjusted operating margin for the Company was 47% for the three months ended March 31, 2017.

(a)	2017 includes legal settlement expenses of $2 million ($1 million after-tax). 2016 includes a benefit related to net legal settlement insurance recoveries of $12 million ($7 million after-tax).

(b)
2017 includes non-cash acquisition and disposition-related adjustments of $15 million ($7 million after-tax). 2016 includes a technology-related impairment charge of $24 million ($16 million after-tax) and disposition-related costs of $3 million ($1 million after-tax).

Exhibit 6

S&P Global
Revenue Information
Three months ended March 31, 2017 and 2016
(dollars in millions)

Revenue by Type

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings (a)	$341	$327	4%	$—	$—	N/M	$373	$225	65%
Market and Commodities Intelligence (b)	540	547	(1)%	—	—	N/M	53	114	(53)%
S&P Dow Jones Indices (c)	31	30	3%	108	86	26%	32	35	(8)%
Intersegment elimination	(25)	(23)	(7)%	—	—	N/M	—	—	N/M
Total revenue	$887	$881	1%	$108	$86	26%	$458	$374	23%

N/M - not meaningful

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $24 million and $22 million for the three months ended March 31, 2017 and March 31, 2016, respectively, charged to Market and Commodities Intelligence for the rights to use and distribute content and data developed by Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ and SNL Desktop products, investment research products and other data subscriptions, real-time news, market data, and price assessments, along with other information products. Non-subscription revenue is related to certain advisory, pricing and analytical services, licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. As of September 7, 2016, we completed the sale of J.D. Power and the results are included in Market and Commodities Intelligence results through that date.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings	$418	$330	27%	$296	$222	33%
Market and Commodities Intelligence	343	396	(14)%	250	265	(5)%
S&P Dow Jones Indices	142	125	14%	29	26	12%
Intersegment elimination	(12)	(11)	(4)%	(13)	(12)	(10)%
Total revenue	$891	$840	6%	$562	$501	12%

Exhibit 7

S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2017 and 2016
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2017	2016
Cash provided by operating activities	$353	$185
Capital expenditures	(23)	(16)
Dividends and other payments paid to noncontrolling interests	(24)	(33)
Free cash flow	$306	$136
Payment of legal settlements	1	108
Free cash flow excluding above items	$307	$244

 S&P Global Organic Revenue

(unaudited)	2017	2016	% Change
Total revenue	$1,453	$1,341	8%
Market and Commodities Intelligence acquisitions, divestitures and product closures	(11)	(118)
S&P Dow Jones Indices acquisition	$(1)	$—
Total adjusted revenue	$1,441	$1,223	18%

Organic revenue constant currency basis	$1,449	$1,223	18%

Market and Commodities Intelligence Organic Revenue

(unaudited)	2017	2016	% Change
Market and Commodities Intelligence revenue	$593	$661	(10)%
Acquisitions, divestitures and product closures	(11)	(118)
Adjusted Market and Commodities Intelligence revenue	$582	$543	7%

(unaudited)	2017	2016	% Change
Market Intelligence revenue	$402	$407	(1)%
Divestitures and product closures	—	(38)
Adjusted Market Intelligence revenue	$402	$369	9%

Platts revenue	$191	$174	10%
Acquisitions	(11)	—
Adjusted Platts revenue	$180	$174	4%

Adjusted Market and Commodities Intelligence revenue	$582	$543	7%

S&P Dow Jones Indices Organic Revenue

(unaudited)	2017	2016	% Change
S&P Dow Jones Indices revenue	171	151	14%
Acquisition	(1)	—
Adjusted S&P Dow Jones Indices revenue	$170	$151	13%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	2017	2016	% Change
Adjusted operating profit	$116	$102	14%
Income attributable to noncontrolling interests	30	26
Adjusted Net Operating Profit	$86	$76	13%

Exhibit 8

S&P Global
 Non-GAAP Guidance

Reconciliation of Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$5.72	$5.92
Non-GAAP Adjustments	0.03	0.03
Deal-Related Amortization	0.25	0.25
Non-GAAP Diluted EPS	$6.00	$6.20